Exhibit 10.03

April 29, 2025

Mazen Rawashdeh
c/o eBay
2065 Hamilton Avenue
San Jose, CA 95125

Dear Mazen:

In connection with the expansion of your existing role as Senior Vice President, Chief Technology Officer of eBay Inc. (the “Company” or “eBay”), the role, as now constituted, is considered a Section 16 office position of the Company, effective on May 12, 2025. Your salary will continue at a bi-weekly salary of $27,500.00, which is equivalent to an annualized salary of $715,000.00.

As SVP, Chief Technology Officer, you will continue to be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 75% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

Employee Benefits

You will continue to be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

Severance and Change in Control Protections

Although your employment with the Company shall be “at-will” as set forth below, you will continue to be entitled to severance protection in certain circumstances, as described below.

Termination Outside of a Change in Control Period. You will continue to be eligible to participate in the eBay Inc. SVP & Above Standard Severance Plan, subject to the terms and conditions of the plan as in effect from time to time. Please review the enclosed eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description for the details on the plan.

Termination During a Change in Control Period. You will continue to be eligible to participate in the eBay Change in Control Severance Plan for Key Employees, subject to the terms and conditions of the plan as in effect from time to time, at Tier 1. Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the plan.

    Mutual Arbitration Agreement and Employee Proprietary Information and Inventions Agreement

The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your employment in 2016 remain in force.

We look forward to the continued impact you will have as part of our team.

Very truly yours,

/s/ Jamie Iannone
Jamie Iannone
Chief Executive Officer

ACCEPTED:

/s/ Mazen Rawashdeh
Mazen Rawashdeh

April 30, 2025
Date

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